MD♻R

MAGNUM D'OR RESOURCES INC.

CONSULTANT CONTRACT ADDENDUM

THIS ADDENDUM is dated the 1st day of August, 2008, and is a codicil to the previous ("Agreement") by and between Magnum d'Or Resources, Inc., a Nevada Corporation (the "Company") and Michel Boux, ("Boux") dated March 1, 2008.

BACKGROUND

Whereas, Boux is currently an advisor to the Company; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the following parties hereto agree to the following modification effective immediately:

5. Compensation and Related Matters.

d. Additional Paid Benefits/Expenses.

(4) Automobile:

During the duration of this engagement contract it is mutually understood that Boux will receive $500.00 per month additional consideration for the purposes of reimbursement of expenses associated with the lease and operation of an automobile. It will be Boux's responsibility to insure and maintain the vehicle at his own expense. Furthermore, it is mutually understood that the Company has no control over the use and operation of the vehicle, nor any liability associated with its use or operation.

The Company may, at its discretion, continue payment of this consideration beyond the termination of the associated Consultant Agreement as may be requested by Boux, or make direct payments on behalf of Boux to lessen the financial burden of the acquisition of a vehicle of his choosing.

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Joseph J. Glusic, President